Exhibit 99.1
TriplePoint Venture Growth BDC Corp. Announces
Second Quarter 2021 Financial Results
Net Increase in Net Assets Resulting from Operations of $0.39 per Share
DECLARES THIRD QUARTER 2021 DISTRIBUTION OF $0.36 PER SHARE
Menlo Park, Calif., August 4, 2021 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the second quarter ended June 30, 2021 and the declaration by its Board of Directors of its third quarter 2021 distribution of $0.36 per share.
Second Quarter 2021 Highlights
▪Signed $250.8 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”) and TPVG closed $102.5 million of new debt commitments to venture growth stage companies;
▪Funded $76.0 million in debt investments to seven portfolio companies with a 13.2% weighted average annualized portfolio yield at origination;
▪Achieved a 13.9% weighted average annualized portfolio yield on total debt investments for the quarter;
▪Increased net asset value to $403.1 million, or $13.03 per share, at June 30, 2021;
▪TPVG portfolio companies Bird Rides, Inc., Enjoy, Inc., Inspirato LLC and Sonder, Inc. announced plans to go public through SPAC mergers and Groop Internet Platform, Inc. (d/b/a Talkspace) closed its SPAC merger;
▪Earned net investment income of $9.4 million, or $0.30 per share, and had a net increase in net assets resulting from operations of $12.0 million, or $0.39 per share;
▪Five portfolio companies raised in the aggregate over $600 million of capital in private rounds of financing during the quarter;
▪Realized a 9.5% return on average equity, based on net investment income during the quarter;
▪Held debt investments in 34 portfolio companies, warrants in 72 portfolio companies and equity investments in 28 portfolio companies at June 30, 2021;
▪Redeemed at par the $74.8 million aggregate principal amount of outstanding 5.75% fixed-rate notes due 2022 (the “2022 Notes”) on April 5, 2021;
▪Ended the quarter with a 0.67x leverage ratio;
▪In April, DBRS confirmed TPVG’s investment grade rating, BBB Long-Term Issuer rating, with a stable trend outlook;
▪Declared a third quarter distribution of $0.36 per share, payable on September 15, 2021; bringing total declared distributions to $11.14 per share since the Company’s initial public offering; and
▪Subsequent to the end of the second quarter of 2021, TPVG portfolio company Revolut Ltd announced the closing of an $800 million private equity raise at a $33 billion valuation. Based on this event, TPVG preliminarily estimates that the combined fair value range of its equity and warrant investments in Revolut Ltd is approximately $10 million to $20 million, up from a combined fair value of $1.8 million at June 30, 2021, with the final fair value subject to completion of TPVG’s quarterly valuation process for the third quarter.
Year to Date 2021 Highlights
▪Earned net investment income of $18.3 million, or $0.59 per share, and had a net increase in net assets resulting from operations of $23.8 million, or $0.77 per share;
▪Paid distributions of $0.82 per share;
▪Signed $443.0 million of term sheets with venture growth stage companies at TPC and TPVG closed $192.9 million of new debt commitments to venture growth stage companies;
▪Funded $132.9 million in debt investments to 13 portfolio companies with a 13.0% weighted average annualized portfolio yield at origination;
▪Funded $2.5 million in direct equity investments in private rounds of financing to six portfolio companies;
▪Achieved a 13.6% weighted average annualized portfolio yield on total debt investments;
▪Increased revolving credit facility (“Credit Facility”) capacity to $350 million from $325 million;
▪Raised $200 million in aggregate principal amount from the private issuance of 4.50% institutional notes due 2026 (the “2026 Notes”) and used a portion of the proceeds to redeem all of the 2022 Notes;
▪Three TPVG portfolio companies closed their SPAC mergers and five TPVG portfolio companies announced plans to go public through SPAC mergers; and
▪Estimated undistributed taxable earnings from net investment income and realized gains of $12.4 million, or $0.40 per share, as of June 30, 2021.

“We are pleased to have increased signed terms sheets by more than 30% over the previous quarter, increased our new debt commitments and funded high quality companies.” said Jim Labe, chairman and chief executive officer of TPVG. “We remain well positioned to capitalize on the strong demand for debt at venture growth stage companies and draw on our substantial liquidity to grow our investment portfolio.”
“The prospects for our portfolio companies continue to be promising,” said Sajal Srivastava, president and chief investment officer of the Company. “Based on their continued fundraising and potential exit activity, we believe our equity and warrant investments are in a favorable position to increasingly generate capital gains for shareholders and contribute to our net asset value growth.”
PORTFOLIO AND INVESTMENT ACTIVITY
During the three months ended June 30, 2021, the Company entered into $102.5 million of new debt commitments with six portfolio companies, funded debt investments totaling $76.0 million to seven portfolio companies, acquired warrants valued at $2.2 million in seven portfolio companies and made equity investments of $0.2 million in two portfolio companies. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 13.2% at origination. During the quarter, the Company had $46.0 million of principal prepayments and $23.1 million of scheduled principal amortization. The weighted average annualized portfolio yield on total debt investments for the second quarter was 13.9%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The return on average equity for the second quarter was 9.5%. The Company calculates return on average equity as the annualized rate of net investment income recognized during the period divided by the Company’s average net asset value during the period.
As of June 30, 2021, the Company held debt investments in 34 portfolio companies, warrants in 72 portfolio companies and equity investments in 28 portfolio companies. The total cost and fair value of these investments were $654.5 million and $647.7 million, respectively.
Total portfolio investment activity for the three and six months ended June 30, 2021 and 2020 was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Beginning portfolio at fair value	$633,696	$713,155	$633,779	$653,129
New debt investments, net(a)	74,444	20,126	130,087	97,151
Scheduled principal amortization	(23,113)	(12,134)	(38,183)	(17,947)
Principal prepayments and early repayments	(46,000)	(25,105)	(81,966)	(26,105)
Amortization and accretion of premiums and discounts, net and end-of term payments	494	4,266	1,612	8,048
Payment-in-kind coupon	2,232	2,764	4,213	3,616
New warrant investments	2,246	153	3,867	1,227
New equity investments	509	125	3,153	1,545
Proceeds from dispositions of investments	—	(20,658)	(15,000)	(20,658)
Net realized gains (losses) on investments	—	1,277	(15,703)	988
Net change in unrealized gains (losses) on investments	3,209	8,884	21,858	(8,141)
Ending portfolio at fair value	$647,717	$692,853	$647,717	$692,853
_____________
(a)Debt balance is net of fees and discounts applied to the loan at origination.
SIGNED TERM SHEETS
During the three months ended June 30, 2021, TPC entered into $250.8 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.
UNFUNDED COMMITMENTS
As of June 30, 2021, the Company’s unfunded commitments totaled $163.5 million, of which $33.3 million was dependent upon portfolio companies reaching certain milestones. Of the $163.5 million of unfunded commitments, $70.2 million will expire during 2021, $85.3 million will expire during 2022, and $8.0 million will expire during or after 2023, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

RESULTS OF OPERATIONS
Total investment and other income was $20.3 million for the second quarter of 2021, representing a weighted average annualized portfolio yield of 13.9% on total debt investments, as compared to $23.8 million and 13.7% for the second quarter of 2020. The decrease in total investment and other income was primarily due to lower weighted average principal outstanding on our income-bearing debt investment portfolio, partially offset by greater prepayment activity. For the six months ended June 30, 2021, the Company’s total investment and other income was $40.3 million, as compared to $44.6 million for the six months ended June 30, 2020, representing a weighted average annualized portfolio yield on total debt investments of 13.6% and 13.2%, respectively.
Operating expenses for the second quarter of 2021 were $10.9 million as compared to $12.3 million for the second quarter of 2020. Operating expenses for the second quarter of 2021 consisted of $4.1 million of interest expense and amortization of fees, $3.1 million of base management fees, $2.4 million of income incentive fees, $0.5 million of administration agreement expenses and $0.8 million of general and administrative expenses. Operating expenses for the second quarter of 2020 consisted of $4.3 million of interest expense and amortization of fees, $3.2 million of base management fees, $2.9 million of income incentive fees, $0.6 million of administration agreement expenses and $1.3 million of general and administrative expenses. The Company’s total operating expenses were $22.0 million and $20.9 million for the six months ended June 30, 2021 and 2020, respectively.
For the second quarter of 2021, the Company recorded net investment income of $9.4 million, or $0.30 per share, as compared to $11.5 million, or $0.38 per share, for the second quarter of 2020. The decrease between periods was driven primarily by lower investment and other income. Net investment income for the six months ended June 30, 2021 was $18.3 million, or $0.59 per share, compared to $23.8 million, or $0.78 per share, for the six months ended June 30, 2020.
During the second quarter of 2021, the Company recorded $0.1 million of net realized gains on investments and $0.7 million of net realized loss on extinguishment of debt. The loss on extinguishment of debt was a result of the Company’s redemption, in full, of the 2022 Notes on April 5, 2021. During the second quarter of 2020, the Company recorded net realized gains on investments of $0.8 million.
Net unrealized gains on investments for the second quarter of 2021 were $3.2 million resulting primarily from fair value adjustments. Net unrealized gains on investments for the second quarter of 2020 were $8.9 million. The Company’s net realized and unrealized gains were $5.5 million for the six months ended June 30, 2021, compared to net realized and unrealized losses of $7.7 million for the six months ended June 30, 2020.
The Company’s net increase in net assets resulting from operations for the second quarter of 2021 was $12.0 million, or $0.39 per share, as compared to $21.2 million, or $0.69 per share, for the second quarter of 2020. For the six months ended June 30, 2021, the Company’s net increase in net assets resulting from operations was $23.8 million, or $0.77 per share, as compared to $16.1 million, or $0.53 per share, for the six months ended June 30, 2020.
CREDIT QUALITY
The Company maintains a credit watch list with portfolio companies placed into one of five credit categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another credit category.
As of June 30, 2021, the weighted average investment ranking of the Company’s debt investment portfolio was 2.06, as compared to 2.11 at the end of the prior quarter. During the quarter ended June 30, 2021, portfolio company credit category changes, excluding fundings and repayments, consisted of the following: one portfolio company with a principal balance of $25.0 million was upgraded from Yellow (3) to White (2).
The following table shows the credit categories for the Company’s debt investments at fair value as of June 30, 2021 and December 31, 2020:

	June 30, 2021			December 31, 2020
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$42,705	7.3%	3	$74,276	12.7%	5
White (2)	483,280	82.7	29	413,193	70.8	24
Yellow (3)	36,481	6.2	1	59,489	10.2	2
Orange (4)	22,068	3.8	1	21,377	3.7	1
Red (5)	—	—	—	15,000	2.6	1
	$584,534	100.0%	34	$583,335	100.0%	33
NET ASSET VALUE
As of June 30, 2021, the Company’s net assets were $403.1 million, or $13.03 per share, as compared to $400.4 million, or $12.97 per share, as of December 31, 2020.

LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2021, the Company had total liquidity of $383.4 million, consisting of cash and cash equivalents of $33.4 million and available capacity under its Credit Facility of $350.0 million (which excludes an additional $50.0 million available under the Credit Facility’s accordion feature), subject to existing advance rates, terms and covenants. The Company ended the quarter with a 0.67x leverage ratio, and an asset coverage ratio of 249%.
DISTRIBUTION
On July 28, 2021, the Company’s board of directors declared a regular quarterly distribution of $0.36 per share for the third quarter of 2021, payable on September 15, 2021 to stockholders of record as of August 31, 2021. As of June 30, 2021, the Company had estimated spillover income of $12.4 million, or $0.40 per share.
SUBSEQUENT EVENTS
Since June 30, 2021 and through August 4, 2021:
▪The Company closed $15.7 million of additional debt commitments;
▪The Company funded $18.2 million in new investments; and
▪The Company received $18.2 million of principal prepayments generating $0.4 million of accelerated income.
CONFERENCE CALL
The Company will host a conference call at 5:00 p.m. Eastern Time, today, August 4, 2021, to discuss its financial results for the quarter ended June 30, 2021. To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through September 3, 2021, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10158945. The conference call will also be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.
ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.
TriplePoint Venture Growth BDC Corp. is an externally-managed business development company focused on providing customized debt financing with warrants and direct equity investments to venture growth stage companies in technology and other high growth industries backed by a select group of venture capital firms. The Company’s sponsor, TriplePoint Capital, is a Sand Hill Road-based global investment platform which provides customized debt financing, leasing, direct equity investments and other complementary solutions to venture capital-backed companies in technology and other high growth industries at every stage of their development with unparalleled levels of creativity, flexibility and service. For more information about TriplePoint Venture Growth BDC Corp., visit https://www.tpvg.com. For more information about the TriplePoint Capital, visit https://www.triplepointcapital.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual events, performance, condition or results may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, the impact of the COVID-19 pandemic and its effects on the Company’s and its portfolio companies’ results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
INVESTOR RELATIONS AND MEDIA CONTACT
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Investments at fair value (amortized cost of $654,502 and $662,423, respectively)	$647,717	$633,779
Cash and cash equivalents	33,443	38,219
Restricted cash	—	6,458
Deferred credit facility costs	2,573	3,152
Prepaid expenses and other assets	1,784	1,901
Total assets	$685,517	$683,509

Liabilities
Revolving Credit Facility	$—	$118,000
2022 Notes, net	—	73,964
2025 Notes, net	69,248	69,148
2026 Notes, net	197,932	—
Other accrued expenses and liabilities	15,209	21,962
Total liabilities	$282,389	$283,074

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share	309	309
Paid-in capital in excess of par value	413,609	412,514
Total distributable earnings (loss)	(10,790)	(12,388)
Total net assets	$403,128	$400,435
Total liabilities and net assets	$685,517	$683,509

Shares of common stock outstanding (par value $0.01 per share and 450,000 authorized)	30,950	30,871
Net asset value per share	$13.03	$12.97

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Interest income from investments	$19,743	$23,269	$38,933	$43,542
Other income	579	527	1,362	1,095
Total investment and other income	$20,322	$23,796	$40,295	$44,637

Operating expenses
Base management fee	$3,146	$3,235	$6,070	$6,010
Income incentive fee	2,351	2,884	4,578	2,884
Interest expense and amortization of fees	4,138	4,312	8,489	8,474
Administration agreement expenses	470	574	988	1,255
General and administrative expenses	814	1,255	1,860	2,241
Total operating expenses	$10,919	$12,260	$21,985	$20,864

Net investment income	$9,403	$11,536	$18,310	$23,773

Net realized and unrealized gains (losses)
Net realized gains (losses) on investments	$55	$801	$(15,642)	$471
Net change in unrealized gains (losses) on investments	3,209	8,885	21,858	(8,140)
Net realized loss on extinguishment of debt	(681)	—	(681)	—
Net realized and unrealized gains (losses)	$2,583	$9,686	$5,535	$(7,669)

Net increase in net assets resulting from operations	$11,986	$21,222	$23,845	$16,104

Basic and diluted net investment income per share	$0.30	$0.38	$0.59	$0.78
Basic and diluted net increase in net assets per share	$0.39	$0.69	$0.77	$0.53
Basic and diluted weighted average shares of common stock outstanding	30,917	30,747	30,899	30,315

Basic and diluted distributions declared per share	$0.36	$0.36	$0.72	$0.72

Weighted Average Portfolio Yield on Total Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Weighted average portfolio yield on total debt investments(2)	13.9%	13.7%	13.6%	13.2%
Coupon income	9.9%	10.1%	9.8%	10.0%
Accretion of discount	0.7%	0.9%	0.7%	1.0%
Accretion of end-of-term payments	1.4%	1.7%	1.4%	1.7%
Impact of prepayments during the period	1.9%	1.0%	1.7%	0.5%
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(1)Weighted average portfolio yields on total debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.
(2)The weighted average portfolio yields on total debt investments reflected above do not represent actual investment returns to the Company’s stockholders.